Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Macy’s, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-192917, 333-160564, 333-153721, 333-153720, 333-153719, 333-133080, 333-104017, 333-185575 and 333-213707) on Form S-8 and (No. 333-208285) on Form S-3 of Macy’s, Inc. and subsidiaries (“Macy’s, Inc.”) of our report dated March 29, 2017, with respect to the consolidated balance sheets of Macy’s, Inc. as of January 28, 2017 and January 30, 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended January 28, 2017, and the effectiveness of internal control over financial reporting as of January 28, 2017, which report appears in the January 28, 2017 annual report on Form 10-K of Macy’s, Inc.

/s/ KPMG
Cincinnati, Ohio
March 29, 2017